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                                                                    Exhibit 9(f)



                          SUBADMINISTRATION AGREEMENT


                 Agreement dated as of _____, 1996, by and between Salomon Brothers Asset Management Limited, a company incorporated under the laws of England ("SBAM Limited") and Salomon Brothers Asset Management Inc, a Delaware Corporation ("SBAM").

                 1. SBAM, pursuant to a Management Contract (the "Management Contract") dated the date hereof between SBAM and Salomon Brothers Institutional Series Funds Inc, an open-end investment company (the "Company"), SBAM is the investment manager of the Salomon Brothers Asia Growth Fund (the "Fund"), an investment portfolio of the Company;

                 2. Pursuant to Section 2 of the Management Contract, SBAM shall delegate the performance of certain administrative services to SBAM Limited as are agreed to by the parties from time to time.

                 3. In consideration of the services to be rendered by SBAM Limited under this agreement, SBAM shall pay SBAM Limited [a monthly fee on the first business day of each month] at an annual rate of [____] of the average daily value (as determined on the days and at the time set forth in the Fund's prospectus for determining net asset value per share) of the Fund's net assets during the preceding month. If the fee payable to the Investment Manager pursuant to this paragraph 3 begins to accrue before the end of any month or if this agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Fund's net assets shall be computed in the manner specified in the Fund's prospectus and the Company's Articles of Incorporation (as amended) for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of shares of the Fund's capital stock.

                 4. This Agreement shall become effective as of the date first above written and shall remain in force for two years from the date hereof, and for such successive annual periods thereafter but only so long as each such continuance is specifically approved at least annually by (1) a vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) or by the Company's Board of Directors and (2) a majority of the Directors of the Company who are not parties to this Agreement or interested persons of any such parties (other than as Directors of the Company), by vote cast in person at a meeting duly called for the purpose of voting on such approval.

                 5. This Agreement may be terminated at any time without the payment of any penalty: (1) by a vote of a majority of the entire
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Board of Directors of the Company on sixty (60) days' written notice to SBAM
Limited and SBAM; (2) by vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act); or (3) by SBAM Limited or SBAM on 60 days' written notice to the Company.

                 This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act and the rules thereunder.

                 6. Nothing contained herein shall limit the obligations of SBAM under the Management Contract.

                 7. This Agreement shall be governed in accordance with the laws of the State of New York.
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                 IN WITNESS WHEREOF, the parties hereto have caused this
Subadministration Agreement to be executed by their officers thereunto duly authorized.


                                        Salomon Brothers Asset Management Inc



                                        By:
                                           --------------------------------
                                           Name:  Michael S. Hyland
                                           Title: President


                                        Salomon Brothers Asset Management
                                          Limited


                                        By:
                                           --------------------------------
                                           Name:  Michael S. Hyland
                                           Title: President